EXHIBIT 99.1
DAVID B. FISCHER TO SUCCEED
MICHAEL J. GASSER AS
GREIF, INC. CHIEF EXECUTIVE OFFICER
-Transition to Occur Nov. 1, 2011
DELAWARE, Ohio (April 18, 2011) — Greif, Inc. (NYSE: GEF, GEF.B) President David B. Fischer, 48, will add the title of CEO at the start of the company’s 2012 fiscal year, Nov. 1, 2011. Current Chairman and CEO Michael J. Gasser, 59, will continue in his role as executive chairman.
“I’ve worked closely with Dave for a number of years, and am pleased that Greif will be in such capable hands day-to-day,” said Gasser. “After this transition, I will be able to focus more intently on corporate strategy and on ensuring that the culture of The Greif Way is embedded deeply in all our operations. And as executive chairman of the Board, I will continue to be actively involved in the company, albeit at a higher level.”
“With the executive team already in place, and the superb talent working up through the ranks, I remain wholly optimistic about Greif’s future and its continued growth.”
Gasser has been chairman and CEO since June 1994. He joined Greif in 1979 as internal auditor at the company’s headquarters in Delaware, Ohio. He became controller in 1981, a member of the finance committee in 1987, vice president of finance in 1988, a member of the board of directors in 1991, vice chairman and chief operating officer in 1994 and chairman and CEO later that year.
In 1994, Greif was an industrial packaging company with operations in the US and Canada, with $526 million in sales and 4,500 employees. Under Gasser’s leadership, Greif has grown to become a multi-national company with operations in 56 countries, 2010 sales of $3.5 billion and 16,000 employees.
Gasser serves on the board of directors of Bob Evans Farms and of the James Foundation, the development board for The James Cancer Center at The Ohio State University Comprehensive Cancer Center.
Fischer was named president and chief operating officer of Greif in October 2007. He joined Greif as senior vice president and divisional president, Industrial Packaging & Services — Americas in November 2004, and later assumed responsibility for additional IP&S operations in Asia, Australia and Africa.
About Greif, Inc.
Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible, corrugated and multiwall containers and containerboard, and provides blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.
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Contact:
Media:
Debra Strohmaier, APR
Vice President, Corporate Communications
Greif, Inc.
+1 740 549 6074
cell: +1 740 816 0692
Analysts:
Robert A. Lentz
Robert A. Lentz Associates
+1 614 876 2000